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                                                                  Exhibit (m)(4)

               FORM OF DISTRIBUTION AND SHAREHOLDER SERVICING PLAN
                              JANUS INVESTMENT FUND
                                 CLASS S SHARES

      WHEREAS, Janus Investment Fund (the "Trust") engages in business as an open-end management investment company and is or will be registered as such under the Investment Company Act of 1940, as amended (the "Act");

      WHEREAS, shares of beneficial interest of the Trust are divided into multiple series ("Funds"), each with one or more classes of shares (and additional classes may be added in the future), one of which is designated "Class S Shares";

      WHEREAS, Janus Distributors LLC ("JDI" or "Distributor") serves as the distributor of Class S Shares pursuant to an Amended and Restated Distribution Agreement dated July 6, 2009, as amended from time to time, between JDI and the Trust;

      NOW, THEREFORE, the Company hereby adopts on behalf of the Trust with respect to Class S Shares of each Fund, and the Distributor hereby agrees to the terms of, the Plan, in accordance with Rule 12b-1 under the Act on the following terms and conditions:

      1. The Trust shall pay to the Distributor, as the distributor of Class S Shares, a fee for distribution and/or servicing of the shares at the rate of up to 0.25% on an annualized basis of the average daily net assets of Class S Shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not exceed any applicable restriction imposed by rules of the Financial Industry Regulatory Authority ("FINRA"). Such fee shall be calculated and accrued daily and paid on the first business day of each calendar month for the preceding month or at such intervals as the Trustees shall determine.

      2. The amount set forth in paragraph 1 of this Plan shall be paid for the Distributor's services as distributor of the Class S Shares in connection with any activities or expenses primarily intended to result in the sale and/or servicing of Class S Shares, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers and other financial institutions and organizations (collectively, the "Service Providers") to obtain various distribution related and/or administrative services for the investors in Class S Shares (including plan participants in the case of qualified plans that invest in Class S Shares). These services may include, but are not limited to the following functions: printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials related to Class S Shares to prospective and existing investors; providing educational materials regarding Class S Shares; providing facilities to answer questions from prospective and/or existing investors about the Funds; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of Class S Shares; assisting investors in completing application forms and selecting dividend and other accounts options and any other activities for which "service fees" may be paid under Rule 2830 of the National Association of Securities Dealers, Inc. ("NASD") Conduct Rules. The Distributor is also authorized to engage directly in any activities relating to the purposes of this plan. Payments under the Plan are not tied

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exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred. The Distributor may retain some or all fees payable under the Plan in certain circumstances, including when there is no Service Provider of record or when qualification standards have not been met by the Service Provider of record.

      3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

      4. After approval as set forth in paragraph 3, this Plan shall take effect as of the date of execution. The Plan shall continue in full force and effect as to Class S Shares of each Fund of the Trust for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

      5. The Distributor shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

      6. This Plan may be terminated as to Class S Shares of any Fund at any time, without payment of any penalty, (a) by vote of a majority of the Rule 12b-1 Trustees, or (b) by a vote of a majority of the outstanding voting securities (as defined in the Act) of Class S Shares of the Fund.

      7. This Plan may not be amended to increase materially the amount of the fee provided for in paragraph 1 hereof for any Fund unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the Act) of Class S Shares of that Fund and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

      8. While this Plan is in effect, at least 75% of the Trustees must not be "interested persons" (as defined in the Act) of the Trust and the selection and nomination of Trustees who are not "interested persons" (as defined by the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

      9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

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      IN WITNESS WHEREOF, the Trust, on behalf of Class S Shares of each Fund, and the Distributor have executed this Distribution and Shareholder Servicing Plan as of the 6th day of July, 2009.

                                            JANUS INVESTMENT FUND

                                            By:
                                                -------------------------------
                                            Name: Stephanie Grauerholz-Lofton
                                            Title: Vice President, Chief Legal
                                                   Counsel and Secretary

                                            JANUS DISTRIBUTORS LLC

                                            By:
                                                -------------------------------
                                            Name: Heidi W. Hardin
                                            Title: Senior Vice President,
                                                   General Counsel and Secretary

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